                                                                      Exhibit 13



                          PEOPLES SAVINGS BANK OF TROY
                                 AND SUBSIDIARY

                        Consolidated Financial Statements
                             June 30, 2001 and 2000

                   PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
                                TABLE OF CONTENTS


                                                                        PAGE
---------------------------------------------------------------- --------------


INDEPENDENT ACCOUNTANTS' REPORT                                            1


FINANCIAL STATEMENTS

   Consolidated balance sheet                                              2

   Consolidated statement of income                                        3

   Consolidated statement of shareholder's equity                          4

   Consolidated statement of cash flows                                    5

   Notes to consolidated financial statements                              6

                       INDEPENDENT ACCOUNTANTS' REPORT


To the Stockholders and
Board of Directors
Peoples Savings Bank of Troy
Troy, Ohio


We have audited the accompanying consolidated balance sheet of Peoples Savings Bank of Troy and subsidiary as of June 30, 2001, and the related consolidated statements of income, changes in shareholder's equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated statements of Peoples Savings Bank of Troy as of June 30, 2000 and for each of the two-year periods then ended were audited by other auditors whose report dated August 4, 2000 expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements described above present fairly, in all material respects, the consolidated financial position of Peoples Savings Bank of Troy and subsidiary as of June 30, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ BKD, LLP

Cincinnati, Ohio
July 19, 2001

                   PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET

JUNE 30                                                                2001          2000
-----------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                        $  5,118,227   $  4,579,550
   Investment securities, held to maturity (fair value of
     $1,503,000 and $1,635,000)                                      1,484,294      1,669,993
   Loans, net of allowance for loan losses of
     $843,081 and $887,882                                         197,482,915    189,878,071
   Premises and equipment                                            4,193,858      3,605,192
   Federal Home Loan Bank stock                                      4,785,900      3,979,100
   Interest receivable                                               1,026,513        957,832
   Other assets                                                        749,118        470,387
                                                                  ---------------------------
         Total assets                                             $214,840,825   $205,140,125
                                                                  ===========================

LIABILITIES
   Deposits                                                       $108,398,334   $109,460,962
   FHLB advances                                                    83,521,561     74,725,728
   Interest payable                                                    259,813        523,606
   Other liabilities                                                 1,277,946      1,167,698
                                                                  ---------------------------
         Total liabilities                                         193,457,654    185,877,994
                                                                  ---------------------------

COMMITMENTS AND CONTINGENCIES

EQUITY FROM ESOP SHARES                                                381,498        559,705

SHAREHOLDER'S EQUITY
   Preferred stock, $1 par value, 10,000,000 shares authorized;
     none issued or outstanding
   Common stock, $1 par value
     Authorized -- 90,000,000 shares
     Issued and outstanding-- 7,439,650 and 7,436,350 shares,
       less ESOP shares of 127,166 and 135,686                       7,312,484      7,300,664
   Additional paid-in capital                                          203,084         67,138
   Retained earnings                                                13,486,105     11,334,624
                                                                  ---------------------------
         Total shareholder's equity                                 21,001,673     18,702,426
                                                                  ---------------------------

         Total liabilities and shareholder's equity               $214,840,825   $205,140,125
                                                                  ===========================


See notes to consolidated financial statements.

                                      (2)

                   PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
                        CONSOLIDATED STATEMENT OF INCOME

YEAR ENDED JUNE 30                                        2001          2000         1999
------------------------------------------------------------------------------------------------
INTEREST INCOME
   Loans receivable                                   $15,828,683   $14,136,354   $11,934,146
   Investment securities                                  106,313       122,673       158,235
   Other interest and dividend income                     403,710       338,975       295,049
                                                      ---------------------------------------
         Total interest income                         16,338,706    14,598,002    12,387,430
                                                      ---------------------------------------

INTEREST EXPENSE
   Deposits                                             4,104,961     3,946,448     3,884,602
   Borrowings                                           5,287,390     3,984,082     2,346,597
                                                      ---------------------------------------
         Total interest expense                         9,392,351     7,930,530     6,231,199
                                                      ---------------------------------------

NET INTEREST INCOME                                     6,946,355     6,667,472     6,156,231
   Provision for loan losses                                             30,000        50,000
                                                      ---------------------------------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES     6,946,355     6,637,472     6,106,231
                                                      ---------------------------------------

OTHER INCOME
   Fiduciary activities                                   818,450       783,050       641,832
   Service charges on deposit accounts and other          522,154       483,723       380,772
   Other income                                           144,578       107,587        86,827
                                                      ---------------------------------------

         Total other income                             1,485,182     1,374,360     1,109,431
                                                      ---------------------------------------
OTHER EXPENSES
   Salaries and employee benefits                       2,244,088     2,051,162     1,890,151
   Net occupancy expenses                                 365,116       337,364       342,937
   Equipment expenses                                     126,360        90,142        76,521
   Data processing fees                                   413,405       349,560       315,771
   State of Ohio franchise taxes                          208,780       179,935       170,181
   Other expenses                                       1,379,234     1,260,116     1,151,660
                                                      ---------------------------------------
         Total other expenses                           4,736,983     4,268,279     3,947,221
                                                      ---------------------------------------

INCOME BEFORE INCOME TAX                                3,694,554     3,743,553     3,268,441
   Income tax expense                                   1,273,364     1,263,100     1,077,600
                                                      ---------------------------------------


NET INCOME                                            $ 2,421,190   $ 2,480,453   $ 2,190,841
                                                      =======================================


BASIC EARNINGS PER SHARE                                    $0.33         $0.33         $0.30
                                                      =======================================

DILUTED EARNINGS PER SHARE                                  $0.32         $0.31         $0.28
                                                      =======================================


See notes to consolidated financial statements

                                      (3)

                   PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
                 CONSOLIDATED STATEMENT OF SHAREHOLDER'S EQUITY

                                                            COMMON
                                                             STOCK
                                                     -------------------
                                                                          ADDITIONAL
                                                                            PAID-IN           RETAINED
                                                           AMOUNT           CAPITAL           EARNINGS          TOTAL
----------------------------------------------------------------------------------------------------------------------------
BALANCES, JULY 1, 1998                                    $3,611,805         $  83,421      $10,197,531       $13,892,757
   Net income                                                                                 2,190,841         2,190,841
   Cash dividends ($.02 per share)                                                             (147,778)         (147,778)
   Exercise of stock options                                  31,944            21,500                             53,444
   Tax benefit from exercise of stock options                                   41,118                             41,118
   Net change in equity from ESOP shares                      (4,750)                          (295,846)         (300,596)
   Two-for-one stock split                                 3,627,727           (96,411)      (3,535,676)           (4,360)
                                                     -----------------------------------------------------------------------

BALANCES, JUNE 30, 1999                                    7,266,726            49,628        8,409,072        15,725,426
   Net income                                                                                 2,480,453         2,480,453
   Cash dividends ($.03 per share)                                                             (222,919)         (222,919)
   Exercise of stock options                                  26,406            (2,286)                            24,120
   Tax benefit from exercise of stock options                                   19,796                             19,796
   Net change in equity from ESOP shares                       7,532                            668,018           675,550
                                                     -----------------------------------------------------------------------

BALANCES, JUNE 30, 2000                                    7,300,664            67,138       11,334,624        18,702,426
   Net income                                                                                 2,421,190         2,421,190
   Cash dividends ($.03 per share)                                                             (223,190)         (223,190)
   Exercise of stock options                                  92,000            94,600                            186,600
   Tax benefit from exercise of stock options                                   41,346                             41,346
   Purchase of stock                                         (88,700)                          (216,206)         (304,906)
   Net change in equity from ESOP shares                       8,520                            169,687           178,207
                                                     -----------------------------------------------------------------------

BALANCES, JUNE 30, 2001                                   $7,312,484          $203,084      $13,486,105       $21,001,673
                                                     =======================================================================


See notes to consolidated financial statements.


                                      (4)

                   PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

YEAR ENDED JUNE 30                                                           2001              2000             1999
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
   Net income                                                               $2,421,190       $2,480,453        $2,190,841
   Adjustments to reconcile net income to net cash provided by operating activities
     Provision for loan losses                                                                   30,000            50,000
     Depreciation and amortization                                             340,400          291,856           266,070
     Amortization of deferred loan fees                                        (30,776)         (70,554)          (97,763)
     Deferred income tax                                                       106,000           66,656            38,532
     Gain on sale of real estate owned                                                                             (4,426)
     Investment securities amortization (accretion), net                        (2,240)            (195)              878
     Federal Home Loan Bank stock dividends                                   (328,600)        (256,700)         (204,500)
     Net change in
       Interest receivable                                                     (68,681)         (39,469)         (138,715)
       Interest payable                                                       (263,793)          (4,890)          229,190
       Other assets                                                           (237,385)          (8,580)          (23,194)
       Other liabilities                                                         4,248         (567,892)        1,166,947
                                                                        --------------------------------------------------
         Net cash provided by operating activities                           1,940,363        1,920,685         3,473,860
                                                                        --------------------------------------------------

INVESTING ACTIVITIES
   Purchases of securities held to maturity                                                                      (100,000)
   Proceeds from maturities of securities held to maturity                     187,939          286,354           839,102
   Net change in loans                                                      (7,574,068)     (22,537,491)      (36,111,742)
   Purchases of premises and equipment                                        (929,066)        (481,831)         (298,543)
   Federal Home Loan Bank stock purchased                                     (478,200)        (512,700)         (479,200)
   Investment in real estate owned                                                                                (55,218)
   Proceeds from sales of real estate owned                                                                        59,644
                                                                        --------------------------------------------------
        Net cash used by investing activities                               (8,793,395)     (23,245,668)      (36,145,957)
                                                                        --------------------------------------------------

FINANCING ACTIVITIES
   Net change in
     Interest-bearing demand and savings deposits                            4,822,747        3,812,318         1,872,685
     Certificates of deposit                                                (5,885,375)      (1,370,363)        7,661,873
   Proceeds of FHLB advances                                               310,591,027      166,950,905       141,000,000
   Repayment of FHLB advances                                             (301,795,194)    (146,142,802)     (119,180,366)
   Cash dividends                                                             (223,190)        (222,919)         (147,778)
   Purchase of stock                                                          (304,906)
   Proceeds from exercise of stock options                                     186,600           24,120            49,084
                                                                        --------------------------------------------------
         Net cash provided by financing activities                           7,391,709       23,051,259        31,255,498
                                                                        --------------------------------------------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                                        538,677        1,726,276        (1,416,599)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                 4,579,550        2,853,274         4,269,873
                                                                        --------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                                      $5,118,227       $4,579,550        $2,853,274
                                                                       ===================================================

ADDITIONAL CASH FLOWS INFORMATION
   Interest paid                                                            $9,656,144       $7,935,420        $6,002,009
   Income tax paid                                                           1,220,000        1,265,000           915,000



See notes to consolidated financial statements.

                                      (5)

                   PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (Table Dollar Amounts in Thousands)


Note 1 - NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Peoples Savings Bank of Troy (Bank) and its wholly owned subsidiary, Peoples Building and Savings Service Corporation (Service Corporation) (an inactive corporation), conform to generally accepted accounting principles and reporting practices followed by the thrift industry. The more significant of the policies are described below.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The Bank operates under a state thrift charter and provides full banking services, including trust services. As a state-chartered thrift, the Bank is subject to regulation by the Office of Thrift Supervision, Ohio Department of Commerce, Division of Financial Institutions, and the Federal Deposit Insurance Corporation.

The Bank generates commercial, mortgage and consumer loans and receives deposits from customers located primarily in Miami County, and surrounding counties. The Bank's loans are generally secured by specific items of collateral including real property, consumer assets and business assets

CONSOLIDATION -- The consolidated financial statements include the accounts of the Bank and Service Corporation after elimination of all material intercompany transactions.

INVESTMENT SECURITIES -- Debt securities are classified as held to maturity when the Bank has the positive intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. Debt securities not classified as held to maturity and marketable equity securities are classified as available for sale. Securities available for sale are carried at fair value with unrealized gains and losses reported separately in accumulated other comprehensive income, net of tax

Amortization of premiums and accretion of discounts are recorded as interest income from securities. Realized gains and losses are recorded as net security gains (losses). Gains and losses on sales of securities are determined on the specific-identification method.

Loans are carried at the principal amount outstanding. Interest income is accrued on the principal balances of loans. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed when considered uncollectible. Interest income is subsequently recognized only to the extent cash payments are received. Certain loan fees and direct costs are being deferred and amortized as an adjustment of yield on the loans.

Allowance for loan losses is maintained to absorb loan losses based on management's continuing review and evaluation of the loan portfolio and its judgment as to the impact of economic conditions on the portfolio. The evaluation by management includes consideration of past loss experience, changes in the composition of the portfolio, the current condition and amount of loans outstanding, and the probability of collecting all amounts due. Impaired loans are measured by the present value of expected future cash flows, or the fair value of the collateral of the loan, if collateral dependent.


                                      (6)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The determination of the adequacy of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Management believes that as of June 30, 2001 the allowance for loan losses is adequate based on information currently available. A worsening or protracted economic decline in the areas within which the Bank operates would increase the likelihood of additional losses due to credit and market risks and could create the need for additional loss reserves.

Premises and equipment are carried at cost net of accumulated depreciation. Depreciation is computed using the straight-line method based principally on the estimated useful lives of the assets. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.

Federal home loan bank stock is a required investment for institutions that are members of Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula.

Foreclosed assets are carried at the lower of cost or fair value less estimated selling costs. When foreclosed assets are acquired, any required adjustment is charged to the allowance for loan losses. All subsequent activity is included in current operations.

Stock options are granted for a fixed number of shares to employees with an exercise price equal to the fair value of the shares at the date of grant. The Bank accounts for and will continue to account for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants.

Income tax in the consolidated statement of income includes deferred income tax provisions or benefits for all significant temporary differences in recognizing income and expenses for financial reporting and income tax purposes. The Bank files consolidated income tax returns with its subsidiary.

Reclassifications of certain amounts in the 2000 and 1999 consolidated financial statements have been made to conform to the 2001 presentation.

Note 2 - REORGANIZATION

On June 25, 2001, the Bank's Board of Directors authorized the formation of a holding company for the Bank in a transaction in which each of the outstanding shares of the Bank would be exchanged for one share of the holding company. The Bank would thereafter be a wholly-owned subsidiary of the holding company.

Note 3 - RESTRICTION ON CASH AND DUE FROM BANKS

The Bank is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at June 30, 2001 was $200,000.

                                      (7)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Note 4 -   INVESTMENT SECURITIES

                                                                                      2001
                                                     -----------------------------------------------------------------------
                                                                                  GROSS             GROSS
                                                             AMORTIZED         UNREALIZED         UNREALIZED        FAIR
JUNE 30                                                        COST              GAINS              LOSSES          VALUE
----------------------------------------------------------------------------------------------------------------------------
Held to maturity
   U.S. Treasury                                              $  100              $  2                            $   102
   State and municipal                                           100                                $(8)               92
   Mortgage-backed securities                                  1,284                25                              1,309
                                                     -----------------------------------------------------------------------
         Total investment securities                          $1,484               $27              $(8)           $1,503
                                                     =======================================================================


                                                                                      2000
                                                     -----------------------------------------------------------------------
                                                                                  GROSS             GROSS
                                                             AMORTIZED         UNREALIZED         UNREALIZED        FAIR
JUNE 30                                                        COST              GAINS              LOSSES          VALUE
----------------------------------------------------------------------------------------------------------------------------
Held to maturity
   U.S. Treasury                                            $     99                              $  (4)         $     95
   State and municipal                                           100                                 (9)               91
   Mortgage-backed securities                                  1,471                $1              (23)            1,449
                                                     -----------------------------------------------------------------------

         Total investment securities                          $1,670                $1             $(36)           $1,635
                                                     =======================================================================


The amortized cost and fair value of securities held to maturity and available for sale at June 30, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                                 HELD TO MATURITY
                                                                                        ------------------------------------
                                                                                             AMORTIZED            FAIR
                                                                                                COST              VALUE
----------------------------------------------------------------------------------------------------------------------------
One to five years                                                                               $   100           $   102
After ten years                                                                                     100                92
                                                                                        ------------------------------------
                                                                                                    200               194
Mortgage-backed securities                                                                        1,284             1,309
                                                                                        ------------------------------------

         Totals                                                                                  $1,484            $1,503
                                                                                        ====================================


Securities with a carrying value of $3,266,853 and $1,543,250 were pledged at June 30, 2001 and 2000 to secure certain deposits and for other purposes as permitted or required by law.


                                      (8)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Note 5 -   LOANS AND ALLOWANCE

JUNE 30                                                                                        2001             2000
----------------------------------------------------------------------------------------------------------------------------
Mortgage loans on existing real estate
  Residential single family units                                                              $150,711          $146,404
  Other residential and commercial                                                               23,467            21,172
                                                                                        ------------------------------------
    Total real estate loans                                                                     174,178           167,576
Construction loans                                                                               12,817            14,842
Commercial business                                                                               5,323             3,450
Consumer                                                                                          4,769             4,293
Home improvement                                                                                  6,065             5,777
Deposit and other loans                                                                             612               548
                                                                                        ------------------------------------
                                                                                                203,764           196,486
Deferred loan fees                                                                                 (163)             (170)
Undisbursed portion of loans                                                                     (5,275)           (5,550)
Allowance for loan losses                                                                          (843)             (888)
                                                                                        ------------------------------------
         Total loans                                                                           $197,483          $189,878
                                                                                        ====================================


JUNE 30                                                                           2001             2000              1999
----------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses
   Balances, July 1                                                               $888             $880              $863
   Provision for losses                                                                              30                50
   Recoveries on loans                                                               6                2                 4
   Loans charged off                                                               (51)             (24)              (37)
                                                                       -----------------------------------------------------
   Balances, June 30                                                              $843             $888              $880
                                                                       =====================================================

Note 6 -  PREMISES AND EQUIPMENT

JUNE 30                                                                                        2001             2000
----------------------------------------------------------------------------------------------------------------------------
Land                                                                                            $   955          $    955
Buildings                                                                                         4,443             3,885
Equipment                                                                                         2,953             2,582
                                                                                        ------------------------------------

         Total cost                                                                               8,351             7,422

Accumulated depreciation                                                                         (4,157)           (3,817)
                                                                                        ------------------------------------
         Net                                                                                     $4,194            $3,605
                                                                                        ====================================


                                      (9)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


NOTE 7 - DEPOSITS


JUNE 30                                                                                        2001                 2000
---------------------------------------------------------------------------------------------------------------------------
Noninterest bearing accounts                                                                  $   5,161        $    4,342

NOW accounts                                                                                     21,480            19,404
Super NOW accounts                                                                                  244               211
Passbook accounts                                                                                16,604            15,259
Money market accounts                                                                             9,243             8,693
Certificates and other time deposits of $100,000 or more                                         15,216            30,578
Other certificates and time deposits                                                             40,450            30,974
                                                                                        -----------------------------------
         Total deposits                                                                        $108,398          $109,461
                                                                                        ===================================

Certificates and other time deposits maturing in years ending June 30
   2002                                                                                         $43,552
   2003                                                                                           8,394
   2004                                                                                           1,987
   2005                                                                                           1,303
   2006                                                                                             430
                                                                                        ===================
                                                                                                $55,666
                                                                                        ===================


Note 8 - LONG-TERM DEBT

JUNE 30                                                                                        2001             2000
----------------------------------------------------------------------------------------------------------------------------
Federal Home Loan Bank advances, fixed and variable rates, due at various dates through
   May 1, 2013                                                                                  $83,522           $74,726


The Federal Home Loan Bank advances are secured by substantially all first-mortgage loans and FHLB stock. Advances are subject to restrictions or penalties in the event of repayment.

Maturities in years ending June 30
   2002                                                                                         $50,217
   2003                                                                                           2,231
   2004                                                                                           2,246
   2005                                                                                          12,262
   2006                                                                                           3,278
   Thereafter                                                                                    13,288
                                                                                        -------------------
                                                                                                $83,522
                                                                                        ===================


                                      (10)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

Note 9 - INCOME TAX

YEAR ENDED JUNE 30                                                           2001              2000             1999
----------------------------------------------------------------------------------------------------------------------------
Income tax expense
   Currently payable                                                            $1,167           $1,196            $1,039
   Deferred                                                                        106               67                39
                                                                       -----------------------------------------------------
         Total income tax expense                                               $1,273           $1,263            $1,078
                                                                       =====================================================

Reconciliation of federal statutory to actual tax expense
   Federal statutory income tax at 34%                                          $1,256           $1,273            $1,111
   Other                                                                            17              (10)              (33)
                                                                       -----------------------------------------------------
         Actual tax expense                                                     $1,273           $1,263            $1,078
                                                                       =====================================================


A cumulative net deferred tax liability is included in other liabilities. The components of the liability are as follows:

JUNE 30                                                                                        2001             2000
----------------------------------------------------------------------------------------------------------------------------
ASSETS
   Allowance for loan losses                                                                      $ 163             $ 138
   Other                                                                                              3                11
                                                                                        ------------------------------------

         Total assets                                                                               166               149
                                                                                        ------------------------------------

LIABILITIES
   FHLB stock                                                                                      (487)             (376)
   Depreciation                                                                                     (12)
                                                                                        ------------------------------------

         Total liabilities                                                                         (499)             (376)
                                                                                        ------------------------------------

                                                                                                  $(333)            $(227)
                                                                                        ====================================

Retained earnings include approximately $2,390,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions as of December 31, 1987 for tax purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which income would be subject to the then-current corporate income tax rate. The unrecorded deferred income tax liability on the above amounts was approximately $812,600.


                                      (11)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Note 10 - COMMITMENTS AND CONTINGENT LIABILITIES

In the normal course of business there are outstanding commitments and contingent liabilities, such as commitments to extend credit and standby letters of credit, which are not included in the accompanying financial statements. The Bank exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the consolidated balance sheet.

Financial instruments whose contract amount represents credit risk as of June 30 were as follows:

                                                                                               2001             2000
----------------------------------------------------------------------------------------------------------------------------
Commitments to extend credit                                                                    $15,017           $11,005
Mortgage loans serviced for others with recourse                                                    130               134
Standby letters of credit                                                                           735             2,019

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party.

The Bank and subsidiary are also subject to claims and lawsuits which arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated financial position of the Bank.


Note 11 - DIVIDEND AND CAPITAL RESTRICTIONS

Without prior approval, current regulations allow the Bank to pay dividends not exceeding net profits (as defined) for the current year plus retained net income for the previous two calendar years. The Bank normally restricts dividends to a lesser amount because of the need to maintain an adequate capital structure. At June 30, 2001, total regulatory capital of the Bank was $21,383,171, of which approximately $5,578,000 was potentially available for distribution to stockholders.


                                      (12)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Note 12 - REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies and is assigned to a capital category. The assigned capital category is largely determined by three ratios that are calculated according to the regulations: total risk adjusted capital, Tier 1 capital, and Tier 1 leverage ratios. The ratios are intended to measure capital relative to assets and credit risk associated with those assets and off-balance sheet exposures of the entity. The capital category assigned to an entity can also be affected by qualitative judgments made by regulatory agencies about the risk inherent in the entity's activities that are not part of the calculated ratios.

There are five capital categories defined in the regulations, ranging from well capitalized to critically undercapitalized. Classification of a bank in any of the undercapitalized categories can result in actions by regulators that could have a material effect on a bank's operations. At June 30, 2001 and 2000, the Bank is categorized as well capitalized and met all subject capital adequacy requirements. There are no conditions or events since June 30, 2001 that management believes have changed the Bank's classification.



                                                  --------------------------------------------------------------------------
                                                                            REQUIRED FOR ADEQUATE         TO BE WELL
                                                           ACTUAL                 CAPITAL(1)             CAPITALIZED(1)
                                                  --------------------------------------------------------------------------
JUNE 30                                               AMOUNT       RATIO      AMOUNT       RATIO       AMOUNT       RATIO
----------------------------------------------------------------------------------------------------------------------------
AS OF JUNE 30, 2001

Total risk-based capital (1) (to risk-weighted
   assets)                                              $22,226   16.8%         $10,588     8.0%         $13,235     10.0%

Tier 1 capital (1) (to risk-weighted assets)             21,383   16.2%           5,294     4.0%           7,941      6.0%

Core capital (1) (to adjusted total assets)              21,383   10.0%           6,442     3.0%          10,736      5.0%

Core capital (1) (to adjusted tangible assets)           21,383   10.0%           4,294     2.0%                     N/A

Tangible capital (1) (to adjusted total assets)          21,383   10.0%           3,221     1.5%                     N/A

AS OF JUNE 30, 2000

Total risk-based capital (1) (to risk-weighted
   assets)                                              $20,150   16.1%         $10,017     8.0%         $12,521     10.0%

Tier 1 capital (1) (to risk-weighted assets)             19,262   15.4%           5,008     4.0%           7,513      6.0%

Core capital (1) (to adjusted total assets)              19,262    9.4%           6,152     3.0%          10,254      5.0%

Core capital (1) (to adjusted tangible assets)           19,262    9.4%           4,102     2.0%                     N/A

Tangible capital (1) (to adjusted total assets)          19,262    9.4%           3,076     1.5%                     N/A

(1) As defined by regulatory agencies

                                      (13)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

NOTE 13 -- EMPLOYEE BENEFIT PLANS

The Bank's defined-benefit pension plan covers substantially all of its employees. The following table sets forth the plan's funded status and amounts recognized in the consolidated financial statements:

JUNE 30                                                                                        2001             2000
----------------------------------------------------------------------------------------------------------------------------
CHANGE IN BENEFIT OBLIGATION
   Benefit obligation at beginning of year                                                         $705              $605
   Service cost                                                                                      74                63
   Interest cost                                                                                     51                42
   Actuarial loss                                                                                    26                 2
   Benefits paid                                                                                     (8)               (7)
                                                                                        ------------------------------------
   Benefit obligation at end of year                                                                848               705
                                                                                        ------------------------------------

CHANGE IN PLAN ASSETS
   Fair value of plan assets at beginning of year                                                   956               761
   Actual return on plan assets                                                                    (354)              203
   Benefits paid                                                                                     (7)               (8)
                                                                                        ------------------------------------
   Fair value of plan assets at end of year                                                         595               956
                                                                                        ------------------------------------

   Funded status                                                                                   (253)              251
   Unrecognized net actuarial (gain) loss                                                           265              (197)
   Unrecognized prior service cost                                                                  (56)              (63)
   Unrecognized transition (asset) liability                                                         33                36
                                                                                        ------------------------------------

   Prepaid (accrued) benefit cost                                                                 $ (11)            $  27
                                                                                        ====================================


                                      (14)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

YEAR ENDED JUNE 30                                                           2001              2000             1999
----------------------------------------------------------------------------------------------------------------------------
COMPONENTS OF NET PERIODIC BENEFIT COST
   Service cost                                                                    $74              $63               $53
   Interest cost                                                                    51               42                36
   Expected return on plan assets                                                  354             (196)             (238)
   Net amortization and deferral                                                  (441)             131               195
                                                                       -----------------------------------------------------
   Net periodic benefit cost                                                       $38              $40               $46
                                                                       =====================================================

Assumptions used in the accounting were:
   Discount rate                                                                    7%               7%                7%
   Rate of increase in compensation                                                 4%               4%                4%
   Expected long-term rate of return on assets                                      8%               8%                8%

The Bank has a retirement savings 401(k) plan in which substantially all employees may participate. The Bank matches employees' contributions at the rate of 3 percent of base salary contributed by participants. The Bank's expense for the plan was $39,357 for 2001, $41,200 for 2000 and $36,100 for 1999.

The Bank also has an employee stock ownership plan covering substantially all of its employees. The cost of the plan is borne by the Bank through contributions to an employee stock ownership trust in amounts determined by the Board of Directors. The cash contributions to the plan in 2001, 2000 and 1999 were $40,000, $64,125 and $37,500, respectively.

In addition to the contributions made to participants' accounts, the accounts are credited annually with the participants' share of investment earnings, losses or expenses of the trust fund. Benefits under the Plan become 100% vested over periods up to 7 years or in the event of death, disability, or attaining age 65 (normal retirement age under the Plan) or termination of the Plan. The total number of shares held by the plan, all of which have been allocated to participant accounts, were 127,166 and 135,686 at June 30, 2001 and 2000. All ESOP shares are included as outstanding in the calculation of earnings per share information.

Below are the transactions affecting the ESOP equity accounts:

                                                                         COMMON STOCK    RETAINED EARNINGS        TOTAL
                                                                        ---------------- ------------------ -------------------
Balances, July 1, 1998                                                        $69,234         $865,425             $934,659
   Two-for-one stock split                                                     69,234          (69,234)
   Net change in equity from ESOP shares                                        4,750          295,846              300,596
                                                                        ---------------- ------------------ -------------------

Balances, June 30, 1999                                                       143,218        1,092,037            1,235,255
   Net Change in equity from ESOP shares                                       (7,532)        (668,018)            (675,550)
                                                                        ---------------- ------------------ -------------------

Balances, June 30, 2000                                                       135,686          424,019              559,705
   Net Change in equity from ESOP shares                                       (8,520)        (169,687)            (178,207)
                                                                        ---------------- ------------------ -------------------

Balances, June 30, 2001                                                      $127,166         $254,332             $381,498
                                                                        ================ ================== ===================


                                      (15)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Note 14 -- RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with certain directors, executive officers, significant stockholders and their affiliates or associates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. The aggregate amount of loans, as defined, to such related parties were as follows:

Balances, July 1, 2000                                $2,020

Changes in composition of related parties                (92)
New loans, including renewals                            711
Payments, etc., including renewals                      (387)
                                                     --------

Balances, June 30, 2001                               $2,252
                                                     ========


Note 15 -- STOCK OPTION PLAN

Under the Bank's incentive stock option plan, the Bank grants selected executives and other key employees stock option awards which vest and become fully exercisable at the date of grant. Under the Bank's stock option plan for nonemployee directors, at each year's annual meeting of shareholders, there shall be granted automatically to each outside director, the option to purchase 3,000 shares of common stock. Both plans are accounted for in accordance with Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees and related interpretations. During 2001, the Bank granted options for 132,745 shares of the Bank's common stock. The exercise price of each option, which has a ten-year life, was equal to the market price of the Bank's stock on the date of grant; therefore, no compensation expense was recognized.

Although the Bank has elected to follow APB No. 25, SFAS No. 123 requires pro forma disclosures of net income and earnings per share as if the Bank had accounted for its employee stock options under that Statement. The fair value of each option grant was estimated on the grant date using an option-pricing model with the following assumptions:

                                                                             2001              2000             1999
                                                                       -----------------------------------------------------

Risk-free interest rates                                                  5.7 to 5.8%       6.4 to 6.5%      4.6% to 5.5%
Dividend yields                                                                  .88%             .01%               .01%
Volatility factors of expected market price of common stock                       35%              15%               15%

Weighted-average expected life of the options                                10 years          10 years          10 years


                                      (16)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Under SFAS No. 123, compensation cost is recognized in the amount of the estimated fair value of the options and amortized to expense over the options' vesting period. The pro forma effect on net income and earnings per share of this statement are as follows:

                                                                             2001              2000             1999
                                                                       -----------------------------------------------------

Net income                                           As reported               $2,421           $2,480            $2,191
                                                     Pro forma                  2,252            2,144             1,931

Earnings per share                                   As reported                  .33              .33               .30
                                                     Pro forma                    .30              .29               .26

Diluted earnings per share                           As reported                  .32              .31               .28
                                                     Pro forma                    .29              .27               .24

The following is a summary of the status of the Bank's stock option plans and changes in those plans as of and for the years ended June 30, 2001, 2000 and 1999.


EMPLOYEES:
YEAR ENDED JUNE 30                            2001                          2000                          1999
----------------------------------------------------------------------------------------------------------------------------
                                                 Weighted-Average             Weighted-Average              Weighted-Average
                                                 Exercise Price                  Exercise                      Exercise
                                                                                   Price                         Price
              Options                 Shares                        Shares                       Shares
----------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year         740,057        $3.42         650,648        $2.57           285,977         $3.34
Granted                                108,745         3.94         109,000         8.13            54,000          6.81
Exercised                              (92,000)        2.03         (18,846)        1.11           (15,384)         0.72
Forfeited/expired                      (64,500)        6.57            (745)        7.92              (500)         6.81
Adjustment for stock split                                                                         326,555
                                 -----------------              ---------------              ----------------

Outstanding, end of year               692,302         3.40         740,057         3.42           650,648          2.57
                                 =================              ===============              ================

Options exercisable at year end        692,302         3.40         740,057         3.42           650,648          2.57
Weighted-average fair value of
   options granted during the
   year                                                2.03                         2.98                            1.50

As of June 30, 2001, the employee options outstanding and exercisable are as follows:

                                                                   Outstanding and Exercisable
                                  -----------------------------------------------------------------------------------------------
                                                                         Weighted Average
                                                                       Remaining Contractual         Weighted Average Exercise
    Range of Exercise Prices                  Number                       Life (Months)                     Price
--------------------------------- ------------------------------- ------------------------------- -------------------------------
         $0.01 to $1.00                         75,298                        17.90                            $0.42
         $1.01 to $2.50                        276,304                        47.57                             1.64
         $2.51 to $5.00                        173,645                        94.73                             3.56
         $5.01 to $7.50                         82,680                        86.30                             6.81
        $7.50 to $10.00                         84,375                        98.93                             8.13
                                  -------------------------------
                                               692,302                        67.06                             3.40
                                  ===============================

                                      (17)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)

DIRECTORS:
YEAR ENDED JUNE 30                            2001                          2000                          1999
----------------------------------------------------------------------------------------------------------------------------
                                                 Weighted-Average             Weighted-Average              Weighted-Average
                                                 Exercise Price                  Exercise                      Exercise
                                                                                   Price                         Price
              Options                 Shares                        Shares                       Shares
----------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year         166,884        $3.42         150,444        $2.57          73,002          $3.34
Granted                                 24,000         2.94          24,000         7.13          12,000           7.25
Exercised                                                            (7,560)         .42         (16,560)          2.17
Adjustment for stock split                                                                        82,002
                                 -----------------              ---------------              ----------------
Outstanding, end of year               190,884         3.35         166,884         3.42         150,444           2.57
                                 =================              ===============              ================

Options exercisable at year end        190,884         3.35         166,884         3.42         150,444           2.57
Weighted-average fair value of
   options granted during the
   year                                                1.50                         2.98                           1.50

As of June 30, 2001, the employee options outstanding and exercisable are as follows:

                                                                  Outstanding and Exercisable
                                  --------------------------------------------------------------------------------------------
                                                                          Weighted Average
                                                                         Remaining Contractual            Weighted Average
    Range of Exercise Prices                  Number                        Life (Months)                  Exercise Price
--------------------------------- ------------------------------- ------------------------------- ----------------------------
         $1.01 to $2.50                       100,884                           37.05                          $1.75
         $2.51 to $5.00                        45,000                           96.29                           3.10
         $5.01 to $7.50                        45,000                           95.46                           7.18
                                  -------------------------------
                                              190,884                           71.89                           3.35
                                  ===============================


                                      (18)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Note 16 -- EARNINGS PER SHARE

Earnings per share (EPS) were computed as follows:

                                                                                     YEAR ENDED JUNE 30, 2001
                                                                       -----------------------------------------------------
                                                                                             Weighted
                                                                                             Average           Per-Share
                                                                            Income            Shares             Amount
                                                                       -----------------------------------------------------
BASIC EARNINGS PER SHARE
   Income available to common stockholders                                      $2,421       7,439,225           $0.33

EFFECT OF DILUTIVE SECURITIES
   Stock options                                                                               240,534
                                                                                        -------------------

DILUTED EARNINGS PER SHARE
   Income available to common stockholders and assumed conversions
                                                                                $2,421       7,679,759           $0.32
                                                                       =====================================================

Options to purchase 406,700 shares of common stock at $3.13 to $8.13 per share were outstanding at June 30, 2001, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                                                     Year Ended June 30, 2000
                                                                       -----------------------------------------------------
                                                                                             Weighted
                                                                                             Average           Per-Share
                                                                            Income            Shares             Amount
                                                                       -----------------------------------------------------

BASIC EARNINGS PER SHARE
   Income available to common stockholders                                      $2,480       7,426,510             $0.33

EFFECT OF DILUTIVE SECURITIES
   Stock options                                                                               479,815
                                                                                        -------------------

DILUTED EARNINGS PER SHARE
   Income available to common stockholders and assumed conversions
                                                                                $2,480       7,906,325             $0.31
                                                                       =====================================================

                                      (19)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


Options to purchase 260,055 shares of common stock at $6.81 to $8.13 per share were outstanding at June 30, 2000, but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

                                                                                     Year Ended June 30, 1999
                                                                       -----------------------------------------------------
                                                                                         Weighted Average Per-Share Amount
                                                                            Income            Shares
                                                                       -----------------------------------------------------

BASIC EARNINGS PER SHARE
   Income available to common stockholders                                      $2,191       7,384,125             $0.30

EFFECT OF DILUTIVE SECURITIES
   Stock options                                                                               550,763
                                                                                        -------------------

DILUTED EARNINGS PER SHARE
   Income available to common stockholders and assumed conversions
                                                                                $2,191       7,934,888             $0.28
                                                                       =====================================================



Note 17 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

CASH AND CASH EQUIVALENTS -- The fair value of cash and cash equivalents approximates carrying value.

SECURITIES AND MORTGAGE-BACKED SECURITIES -- Fair values are based on quoted market prices.

LOANS -- For both short-term loans and variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for certain mortgage loans, including one-to-four family residential, are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. The fair value for other loans is estimated using discounted cash flow analyses using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

INTEREST RECEIVABLE/PAYABLE -- The fair values of interest receivable/payable approximate carrying values.

FHLB STOCK -- Fair value of FHLB stock is based on the price at which it may be resold to the FHLB.

DEPOSITS -- The fair values of noninterest-bearing, interest-bearing demand and savings accounts are equal to the amount payable on demand at the balance sheet date. The carrying amounts for variable rate, fixed-term certificates of deposit approximate their fair values at the balance sheet date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on such time deposits.

FEDERAL HOME LOAN BANK ADVANCES -- The fair value of these borrowings are estimated using a discounted cash flow calculation, based on current rates for similar debt.


                                      (20)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


OFF-BALANCE SHEET COMMITMENTS -- Commitments include commitments to purchase and originate mortgage loans, commitments to sell mortgage loans, and standby letters of credit and are generally of a short-term nature. The fair value of such commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.

The estimated fair values of the Bank's financial instruments are as follows:

                                                                    2001                               2000
                                                     -----------------------------------------------------------------------
                                                      Carrying Amount        Fair            Carrying           Fair
JUNE 30                                                                      Value            Amount            Value
----------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and cash equivalents                                  $5,118            $5,118           $4,580            $4,580
   Investment securities held to maturity                      1,484             1,503            1,670             1,636
   Loans, net                                                197,483           202,410          189,878           184,818
   Interest receivable                                         1,027             1,027              958               958
   Stock in FHLB                                               4,786             4,786            3,979             3,979

LIABILITIES
   Deposits                                                  108,398           108,787          109,461           109,657
   FHLB advances                                              83,522            82,250           74,726            73,807
   Interest payable                                              260               260              524               524


Note 18 -- SEGMENT INFORMATION

The Bank uses differences in products as the basis for defining its reportable segments. The Bank reports one product segment: Bank operations.

The Bank operations segment consists of the business of offering savings deposits through issuance of savings accounts, money market accounts and certificates of deposit and lending or utilizing funds primarily for the purchase, construction and improvement of real estate. The largest percentage of the mortgage loans are fixed-rate mortgages. The Bank also attempts to originate as many adjustable-rate mortgages as feasible. Mortgage loans are generally made for up to thirty years in length. The Bank's principal sources of income are interest on mortgage loans and fees for service charges, as well as interest and dividends on investments.

In addition to the product segment, the Bank reports on personal trust services in an Other segment. The Bank began trust operations in July 1995 and derives revenue from management fees charged by the Trust Department for serving as trustee, custodian of IRA accounts, and agent for personal investment accounts. Fees are based on market values of each account and are charged quarterly as a percentage of market value based on a published fee schedule. The Trust Department sponsors no common, mutual, or proprietary funds.

The accounting policies of the segments are the same as those described in the summary of the significant accounting policies. The Bank evaluates performance of the segments based on net income. The Bank does not evaluate assets by segment; therefore, assets are not included in the table below.


                                      (21)

PEOPLES SAVINGS BANK OF TROY AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Table Dollar Amounts in Thousands)


The following table summarizes the financial results of the Bank's business segments for the years ended June 30, 2001, 2000, and 1999:

                        2001                            Bank Operations            Other                Total
----------------------------------------------------- --------------------- -------------------- --------------------
Interest income                                                    $16,338                                   $16,338
Interest expense                                                     9,392                                     9,392
                                                       --------------------                      ---------------------
Net interest income                                                  6,946                                     6,946
                                                      ---------------------                      --------------------
Non-interest income                                                    667                 $818                1,485
Other expenses                                                       4,196                  541                4,737
Federal income tax                                                   1,179                   94                1,273
Net income                                                           2,238                  183                2,421
                        2000
                        ----
Interest income                                                    $14,598                                   $14,598
Interest expense                                                     7,931                                     7,931
                                                      ---------------------                      --------------------
Net interest income                                                  6,667                                     6,667
                                                      ---------------------                      --------------------
Non-interest income                                                    591                 $783                1,374
Other expenses                                                       3,767                  531                4,298
Federal income tax                                                   1,177                   86                1,263
Net income                                                           2,314                  166                2,480
                        1999
                        ----
Interest income                                                    $12,387                                   $12,387
Interest expense                                                     6,231                                     6,231
                                                      ---------------------                      --------------------
Net interest income                                                  6,156                                     6,156
                                                      ---------------------                      --------------------
Non-interest income                                                    467                 $642                1,109
Other expenses                                                       3,489                  508                3,997
Federal income tax                                                   1,032                   46                1,078
Net income                                                           2,102                   88                2,191